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                                                                      EXHIBIT 11


Imperial Credit Mortgage Holdings, Inc.
Statement Regarding Computation of Earnings Per Share

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                                                                For the Period
                                        Quarter Ended           November 20, -
                                        March 31, 1996          December 31, 1995
                                        --------------          -----------------
Primary Earnings Per Share:

Net Income                                1,693,639                  315,443

Avg. Number of Shares
Outstanding                               4,250,000                4,250,000

Net effect of dilutive stock
options- Based on treasury stock
method using average market price            57,158                   34,010

total average shares                      4,307,158                4,284,015

Primary Earnings Per Share (a)                 0.39                     0.07
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(a) Fully diluted earnings per share were not materially different